Exhibit 4.31


                                   HEWITSONS
                                   ---------
                                   SOLICITORS

                              DATED 6TH APRIL 2004


                          XENOVA RESEARCH LIMITED (1)

                               GENZYME LIMITED (2)

                               AGREEMENT FOR LEASE

                                   RELATING TO
                      Building 310, Cambridge Science Park
                             Milton Road, Cambridge

                            [annexure 1 - 1st Lease]
                            [annexure 2 - 2nd Lease]
                            [annexure 3 - 3rd Lease]
                            [annexure 4 - 4th Lease]
                         [annexure 5 - Option Agreement]
                      [annexure 6 - Pre-emption Agreement]
                      [annexure 7 - Schedule of condition]


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                                       2

THIS AGREEMENT is made the 6th day of April 2004

BETWEEN:

(1) XENOVA RESEARCH LIMITED (Company, number 2270217) whose registered office is at 957 Buckingham Avenue Slough Berkshire SL1 4NL ("THE LANDLORD")

(2) GENZYME LIMITED (company registration number 1556886) whose registered office is at 37 Hollands Road Haverhill Suffolk CB9 8PU ("THE TENANT" which expression shall include its successors in title)

1.   DEFINITIONS

     In this Agreement, unless the context otherwise requires the following expressions shall have the following meaning:

     "BUILDING" means Building 310 Cambridge Science Park as more particularly described in the Headlease

     "CONTRACT RATE" means four percent per annum above the base rate of Barclays Bank Plc from time to time less any proper charges for handling the money

     "COURT APPLICATION" means a joint application to the Cambridge County Court for a Court Order

     "COURT ORDER" means a Court Order made pursuant to Section 38(4) of the Landlord and Tenant Act 1954 authorising an agreement between the Landlord and the Tenant that the provisions of section 24-28 of the Act should be excluded in relation to the tenancy created by each of the Leases and "COURT ORDERS" shall be construed accordingly

     "FIRST COMPLETION DATE" means the later of:

     (i)  6th April 2004 and

     (ii) 3 working days after the Court Order is made and

    (iii) 3 working days after the grant of the Licence to Sublet

     "FIRST LEASE" means the lease of the First Property in the form annexed hereto as Annexure 1

     "FIRST PROPERTY" means that part of the Building more particularly described in the First Lease

     "FOURTH COMPLETION DATE" means the later of:


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                                       3

     (i)  the earlier of the following dates:-

          (a)  25 March 2007 and

          (b) the date specified by the Tenant as the date for completion of the Fourth Lease by serving not less than 3 months' prior written notice on the Landlord to that effect such notice to expire at any time after completion of the Third Lease Subject To the Landlord being able to provide vacant possession of the Fourth Property on that date in default of which the date specified in the Tenant's notice will be deemed to be the date referred to in (a) above

     (ii) three working days after the Court Order is made

    (iii) three working days after the grant of the Licence to Sublet

     "FOURTH LEASE" means the Lease of the Fourth Property in the form annexed hereto as annexure 4

     "FOURTH PROPERTY" means that part of the Building more particularly described in the Fourth Lease

     "HEADLEASE" means the Superior Lease under which the Landlord hold the Building made on the 5th day of March 1999 between (1) The Master Fellows and Scholars of Trinity College Cambridge (2) Cantab Pharmaceuticals Research Limited and (3) Cantab Pharmaceuticals Plc as varied by a Deed of Variation dated 5 March 1999 made between the same parties and as rectified by a Deed of Rectification dated 23 May 2000 made between the same parties

     "INSURED RISKS" has the meaning ascribed to it in the Headlease

     "LANDLORD'S SOLICITORS" means Hewitsons of Shakespeare House 42 Newmarket Road Cambridge CB5 8EP (Ref: JS) Fax No 01223 316511

     "LEASES" means the First Lease and the Second Lease and the Third Lease and the Fourth Lease

     "LICENCE TO SUBLET" means the written licence of the Superior Landlord to the grant of all of the Leases

     "OPTION" means the Option Agreement in the form annexed hereto as annexure
     5

     "PLANNING ACTS" means The Town and Country Planning Act 1990, The Planning (Listed Buildings and Conservation Areas) Act 1990, The Planning (Hazardous Substances) Act 1990, The Planning (Consequential Provisions) Act 1990, The Planning and Compensation Act 1991 and includes any other applicable town and country planning legislation

     "PRE-EMPTION" means the Pre-emption Agreement in the form annexed hereto as annexure 6



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                                       4


     "PROPERTY" means the First Property and the' Second Property and the Third Property and the Fourth Property

     "RESTRICTIONS" means all matters capable of registration as local land charges (whether or not registered prior to the date of this Agreement by any local or other authority and whether existing at the date of this Agreement or arising after that date) and all notices charges regulations orders resolutions demands proposals requirements restrictions agreements directions or other matters affecting the Property or its use (whether existing before or after the date of this Agreement) and all orders demands proposals directions notices conditions restrictions or agreements arising under the Planning Acts

     "SECOND COMPLETION DATE" means the later of:

     (i)  the earlier of:

          (a)  25 March 2005 and

          (b) the date specified by the Tenant as the date for completion of the Second Lease by serving not less than 3 months prior written notice on the Landlord to that effect such notice to expire at any time after the completion of the First Lease Subject To the Landlord being able to provide vacant possession of the Second Property on that date in default of which the date specified in the Tenant's notice will be deemed to be the date referred to in
               (a) above

     (ii) 3 working days after the grant of the Licence to Sublet and

    (iii) 3 working days after the Court Order is made

     "SECOND LEASE" means the lease of the Second Property in the form annexed hereto as Annexure 2

     "SECOND PROPERTY" means that part of the Building more particularly described in the Second Lease

     "STANDARD CONDITIONS" means the Standard Commercial Property Conditions (First Edition) printed by Oyez on Form SCPC1 and "STANDARD CONDITION" shall be construed accordingly

     "SUPERIOR LANDLORD" means the Masters Fellows and Scholars of Trinity College Cambridge (or their successors in title as freeholder of the Building)

     "THIRD COMPLETION DATE" means the later of:

     (i)  the earlier of:

          (a)  25 March 2006 and

          (b) the date specified by the Tenant as the date for completion of the Third Lease by serving not less than 3 months prior written


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                                       5

               notice to the Landlord to that effect such notice to expire at any time after completion of the Second Lease Subject To the Landlord being able to provide vacant possession of the Third Property on that date in default of which the date specified in the Tenant's notice will be deemed to be the date referred to in
               (a) above

     (ii) 3 working days after the grant of the Licence to Sublet and

    (iii) 3 working days after the Court Order is made

     "THIRD LEASE" means the Lease of the Third Property in the form annexed . hereto as Annexure 3

     "THIRD PROPERTY" means that part of the Building more particularly described in the Third Lease

     "VAT" means value added tax at the rate in force when the relevant supply is made, and includes any similar tax from time to time replacing it or of similar fiscal nature

2.   INTERPRETATION

     In this Agreement, unless the context otherwise requires:

2.1  words importing any gender include every gender

2.2  words importing the singular include the plural and vice versa

2.3 words importing persons include firms, companies and corporations and vice versa

2.4 any obligation undertaken by two or more persons jointly shall be deemed to be undertaken jointly and severally

2.5  headings in this Agreement shall not affect its interpretation

2.6 any reference to a statute shall include any amendment or re-enactment of such statute for the time being in force and all orders notices regulations bye-laws directions instruments codes of practice consents and permissions made or issued under it

2.7 any reference to the doing or permitting of any act or thing by any party to this Agreement includes the doing or permitting of that act or thing whether directly or indirectly by any agent servant workman contractor or employee engaged by any of them

2.8 any covenant not to do any act or thing shall include an obligation not to suffer or permit such act or thing to be done


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3.   AGREEMENT FOR LEASE

     In consideration of the Tenant's obligations under this Agreement the Landlord shall grant the Leases to the Tenant and the Tenant will accept the Leases from the Landlord on the terms of this Agreement

4.   COURT ORDER

4.1 The grant of the Leases is conditional upon a Court Order being obtained for each of the Leases

4.2 Within 3 working days after the date of this agreement, the Landlord and the Tenant will submit the necessary Court Applications and use all reasonable endeavours to obtain the Court Orders

4.3 If the Court Orders have not been obtained by 6th October 2004 either the Landlord or the Tenant may at any time after that date, but before the Court Orders are made, give notice to the other terminating this agreement (unless the failure is due to an act or default of the party seeking to determine this Agreement in which case that party may not determine this Agreement until 1 month after the act or default is remedied). Termination will be without prejudice to the Tenant's obligations in clause 4.4 and the rights of each party in respect of any earlier breach of this agreement.

4.4 If the agreement is terminated pursuant to clause 4.3, the Tenant will immediately cancel all entries relating to this agreement registered against the Landlord's title

5.   SUPERIOR LANDLORDS'CONSENT

5.1 The Tenant shall use all reasonable endeavours to assist the Landlord in obtaining the Licence to Sublet and in particular will supply promptly all information and references as may be reasonably required by the Superior Landlord (if not supplied already) and shall answer promptly all queries raised by the Superior Landlord or his solicitors or agents and shall promptly return all licences or other documents sent to the Tenant or the Tenant's solicitors for approval or execution in connection with the same

5.2 The Landlord shall pay its own costs and the reasonable and proper legal and surveyors' costs of the Superior Landlord in connection with the Licence to Sublet

5.3 Subject to the Tenant complying with its obligations contained in sub-clause 5.1 hereof the Landlord shall use all reasonable endeavours to obtain the Licence to Sublet but shall not be obliged to make any financial payment to the Superior Landlord or be obliged to commence any proceedings for a declaration that the Licence to Sublet is being unreasonably withheld or delayed save for the payments referred to in clause 5.2

5.4 If the Licence to Sublet has not been obtained by 6th October 2004 the Landlord or the Tenant may at any time after that date, but before the


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     Licence to Sublet has been granted, give notice to the other terminating this Agreement (unless the failure is due to an act or default of the party seeking to determine this Agreement in which case that party may not determine this Agreement until 1 month after the act or default is remedied). Termination will be without prejudice to the Tenant's obligations in clause 5.5 and the rights of each party in respect of any earlier breach of this agreement

5.5 If this Agreement is terminated pursuant to clause 5.4 the Tenant will, immediately cancel all entries relating to this Agreement registered against the Landlord's title

6.   COMPLETION

6.1 The Landlord and the Tenant agree that completion of each of the Leases shall take place at the office of the Landlord's solicitors or at such other place as they may reasonably require

6.2  Completion of the First Lease will take place on the First Completion Date

6.3  Completion of the Second Lease will take place on the Second Completion
     Date

6.4  Completion of the Third Lease will take place on the Third Completion Date

6.5  Completion of the Fourth Lease will take place on the Fourth Completion
     Date

6.6 On completion of each of the Leases the Tenant will pay to the Landlord the rent due for the period from the date of completion of the relevant Lease to the day before the next payment date (as provided for in the Leases)

6.7 If completion of any of the Leases is delayed due to the Tenant's default or the Tenant fails to pay any sum due under this Agreement in full on the relevant completion date the Tenant will pay interest in addition to damages for losses incurred by the Landlord as a result of the delayed completion. The interest will be payable at the Contract Rate on any unpaid amount for the period from the relevant Completion Date to the date of actual payment

6.8 On the First Completion Date the Landlord will grant the Option and the Pre emption to the Tenant

7.   DEDUCTION OF TITLE AND CONDITION

7.1 The Landlord having deduced title to the Property to the Tenant (as the Tenant accepts) and in particular having produced to the Tenant or its solicitors copies of the documents referred to in clause 8.1.1 hereof no objection or requisition shall be made by or on behalf of the Tenant to any matter concerning or arising out of the title to the Property or any matters contained or referred to in such documents

7.2 The Tenant has entered into this Agreement with notice of the actual state and condition of the First Property and shall take the First Property as it is


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7.3  Subject to damage caused by any of the Insured Risks on the Second
     Completion Date the Second Property shall be in no worse state of repair condition and decoration than at the date hereof as evidenced by the Schedule of Condition annexed hereto (so far as it relates to the Second Property)

7.4 Subject to damage caused by any of the Insured Risks on the Third Completion Date the Third Property shall be in no worse state of repair condition and decoration than at the date hereof as evidenced by the Schedule of Condition annexed hereto (so far as it relates to the Third Property)

7.5 Subject to damage caused by any of the Insured Risks on the Fourth Completion Date the Fourth Property shall be in no worse state of repair condition and decoration than at the date hereof as evidenced by the Schedule of Condition annexed hereto (so far as it relates to the Fourth Property)

7.6 No representation or warranty is given by the Landlord that the Property may lawfully be used for the use permitted by the Leases and the Tenant confirms that it has made all necessary enquiries to satisfy itself on this point

8.   MATTERS AFFECTING

8.1 The Property is let subject to the following so far as the same are still subsisting and affect the property and are capable of being enforced:

     8.1.1 the entries in the Property and Charges Register of title number CB221721 and any matter contained or referred to in the Headlease

     8.1.2 the Restrictions

     8.1.3 (in the case of registered land) all those matters listed in Schedule 3 (including those inserted by Schedule 12) of the Land Registration Act 2002 and (in the case of unregistered land ) all those matters listed in Schedule 1 of that Act

     8.1.4 all rights liabilities easements quasi-easements rights of way and water rights of common and other rights wayleaves and public rights or other encumbrances of whatsoever nature to which the Property may be subject whether existing at the date of this Agreement or arising after that date

     8.1.5 so far as the First Property is concerned the First Lease

     8.1.6 so far as the Second Property is concerned the Second Lease

     8.1.7 so far as the Third Property is concerned the Third Lease

     8.1.8 so far as the Fourth Property is concerned the Fourth Lease

     8.1.9 any matters, which the Landlord does not know and can not reasonably know about


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                                       9

8.2 The Tenant shall not be entitled to require any information not in the possession of or reasonably available to the Landlord as to any such matters subject to or with the benefit of which the Property is let

8.3 The Landlord shall not without the Tenant's consent (such consent not the be unreasonably withheld or delayed) after the date hereof create or knowingly permit (where the Landlord is able to prevent such matters) any new matters of the type referred to in clauses 8.1.2 to 8.1.4 inclusive to the extent that they would materially effect the Tenant's use and occupation of the Premises during the relevant terms of the Leases other than (i) those created or permitted pursuant to the Headlease or any Enactment (as defined in the Headlease) or (ii) those created or knowingly permitted by the Tenant

9.   RESTRICTIONS

9.1 No representation is made or warranty given by the Landlord as to whether or not any restriction exists or as to the permitted use of the Property for planning purposes

9.2 The Tenant acknowledges that its obligations under this Agreement shall not be affected or lessened in any way by the fact that there may now or subsequently exist any Restrictions or any non-compliance with any Restrictions save in respect of any negligent or fraudulent misrepresentation by the Landlord

10.  WHOLE AGREEMENT

     The parties acknowledge that this Agreement contains all the terms of the contract between them and that there are no other agreements, understandings, promises, conditions, oral or written, express or implied concerning the Property which are not merged into this Agreement and superseded by it

11.  REPRESENTATIONS EXCLUDED

     The Tenant acknowledges that this Agreement has not been entered into in reliance (wholly or partly) upon any statement or representation made by or on behalf of the Landlord save in so far as any such statement or representation is expressly set out in this Agreement or has been made in writing by the Landlord's solicitors to the Tenant's solicitors and in that event the making of any such statement or representation shall not obviate the need for the Tenant to make appropriate searches enquiries and to inspect the Property and to arrange for a survey of the Property to be carried out in contemplation of the Tenant's anticipated use and/or enjoyment

12.  INCORPORATION OF THE STANDARD COMMERCIAL CONDITIONS OF SALE

12.1 So far as they are not varied by or inconsistent with the terms set out in this Agreement this sale is subject to the Standard Conditions

12.2 Standard Condition 1.1.1(d) shall be excluded


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12.3 Standard Condition 1.1.2 shall be amended so as to read "when used in these
     Conditions the terms "absolute title" and "official copies" have the special meaning given to them by the Land Registration Act 2002"

12.4 Standard Conditions 1.5, 2.2, 2.3, 3.4, 4.1, 4.2.1, 4.3.2, 5.2.5, and 8 are
     excluded from this Agreement

13.  PLANNING APPLICATIONS

13.1 The Tenant shall not before the Fourth Completion Date make any application for any planning permission or determination under the Planning Acts in respect of the Property without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) and the Superior Landlord

14.  VAT

     All sums due or payable by the Tenant to the Landlord under this Agreement are exclusive of any VAT. The Tenant will indemnify the Landlord against all liability to VAT in respect of such sums except to the extent that the Landlord is able to recover the VAT

15.  NOTICES

     Any notices served in respect of this Agreement shall be in writing and shall be properly served if sent to the address shown in this Agreement and delivered personally or sent by recorded delivery post or special delivery post with a duplicate copy of the notice being sent to the intended recipient's solicitors

16.  NON-MERGER

     The provisions of this Agreement shall not merge with the Lease but shall continue in full force and effect to the extent that anything remains to be observed or performed hereunder

17.  RIGHTS OF THIRD PARTIES

     Save as expressly provided, none of the provisions of this Agreement are intended to or will operate to confer any benefit pursuant to the Contracts (Rights of Third Parties) Act 1999 on a person who is not named as a party to this Agreement

18.  SEVERABILITY

     If any provision of this Agreement is held to be invalid or unenforceable then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement


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19.  ALIENATION

19.1 The Tenant is not entitled to require the Landlord to grant the Leases to any person other than the Tenant

19.2 The Tenant shall not assign sublet charge or otherwise share or part with the benefit of this Agreement whether in relation to the whole or any part of the Property save that from the date of completion of the First Lease the Tenant may with the consent of the Landlord and the Superior Landlord assign the whole of this Agreement to the same assignee of such Leases as may have been granted at that date provided further that the assignment is simultaneous with the assignment of such Leases and provided further that the Tenant complies with the assignment provisions in the Lease to the intent that all Leases that may have been granted together with the benefit of this Agreement shall at all times be vested in the same person.

20.  GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed and construed in accordance with English law and the parties hereto give the courts of England exclusive jurisdiction to settle any dispute or claim arising in connection with this Agreement

Executed as a deed by GENZYME LIMITED )
acting by:-                           )

/s/ Simon Cousins
___________________
Simon Cousins
Director


/s/ Chris Bryon
___________________
Chris Bryon
Director/Secretary


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                                    Hewitsons
                                Shakespeare House
                                42 Newmarket Road
                                Cambridge CBS 8EP

                               Tel: (01223)461155
                                24 February 2004